Exhibit 10.1

March 22, 2018

Mr. James A. Craig

2233 Dr. Sanders Road

Cross Roads, TX 76227

Dear Jim:

This letter agreement (“Agreement”) sets forth the agreements and understandings among you (“you” or “Executive”) and USA Truck, Inc. (the “Company”) regarding the conclusion of your employment relationship with the Company.

1.     Separation. Executive relinquishes his titles as Executive Vice President – Chief Commercial Officer and President – USAT Logistics of the Company, and all other titles with the Company or its subsidiary (if any), and will no longer be required to report to work, effective May 1, 2018 (the "Resignation Date"), provided that Executive and the Company hereby agree that Executive will remain employed by the Company and his existing salary and insurance benefits will continue without modification, except as set forth herein, through May 31, 2018 (the “Separation Date”). Executive's signature on this Agreement will function as his irrevocable resignation from employment and all positions with the Company and its subsidiary effective as of the Separation Date.

2.     Severance Benefits. Subject to Sections 5 and 6 of this Agreement:

(a)     Non-Compete Payments. The Company agrees to pay you Non-Compete Payments, as defined in that certain Executive Severance and Change in Control Agreement between Executive and the Company, dated February 2, 2016, as amended January 31, 2017 (the "Severance Agreement"), equal to one-twelfth of your current base salary ($350,000 per year) for a period of twelve months from the Separation Date, on or as near as practicable to the same date in each month as monthly installments of the annual base salary were made to Executive prior to the Separation Date, in order to bind Executive to the provisions of Section 14(ii) of the Severance Agreement during such period. Executive waives any requirement for the Company to provide notice to Executive of its intent to elect to make such payments and the Company waives any right to elect to make such payments for a period less than such twelve months.

(b)     2018 Cash Bonus Payment. The Company agrees to pay you the amount, in cash, if and to the extent earned, under the short-term cash incentive compensation plan adopted by the Committee for 2018, pro-rated for the number of days you were employed by the Company in 2018 through the Separation Date, payable at the same time and on the same basis as paid to recipients still employed by the Company.

(c)     Accelerated Vesting of Certain Equity Awards. The following outstanding equity awards held by Executive will vest as of the Separation Date: (i) the 5,488 shares of time-vested restricted stock of the Company scheduled to vest on July 30, 2018, held pursuant to that certain USA Truck, Inc. 2014 Omnibus Incentive Plan Award Notice date January 29, 2017, and (ii) the 5,488 shares of performance-vested restricted stock of the Company scheduled to vest on July 30, 2018, subject to attainment of certain performance goals, held pursuant to that certain USA Truck, Inc. 2014 Omnibus Incentive Plan Award Notice date January 29, 2017 ((i) and (ii) together, the “Accelerated Vesting”). You acknowledge and agree that you would not be entitled to the Accelerated Vesting under the Severance Agreement, the foregoing award notices, or otherwise, and that the Company is agreeing to the Accelerated Vesting as an additional benefit.

(d)     Accrued Vacation. The Company agrees to pay you for unused vacation accrued but not used through the Resignation Date.

3.    Waiver of Other Severance Benefits. Other than as provided for in this Agreement, Executive waives any right to severance or any other benefits in connection with or as a result of the cessation of his employment with the Company, for any reason, under the Severance Agreement or otherwise, and agrees that he is only entitled to the payments and other separation benefits provided in this Agreement. Executive acknowledges that he is not entitled to any future continuing health or other benefits (except as may be required by applicable law) and waives any rights other than those required under applicable law.

4.     Equity Awards. Except as provided in Section 2(c) of this Agreement, all outstanding unvested equity awards held by Executive (including, without limitation, any restricted stock and performance units) will terminate as of the Separation Date, and all rights to any equity awards (including, without limitation, any other awards of Company equity, whenever granted) will be forfeited as of the Separation Date. Except for the accelerated vesting provided in Section 2(c) of this Agreement, Executive acknowledges and agrees that any equity awards that would have been granted to him in 2018 would have been forfeited pursuant to the terms of the applicable award documents, and accordingly, Executive waives his right to participate in the any equity awards for 2018 and acknowledges and agrees that no equity awards will be made to him with respect to 2018.

5.     Restrictive Covenants. Executive acknowledges and agrees that he is bound by and will maintain continuous compliance with the restrictive covenants set forth in the Severance Agreement, including, without limitation, the covenants set forth in Sections 14, 15, and 16 of the Severance Agreement. Executive acknowledges and agrees that he is bound by the remedies for breach of Sections 14, 15, and 16 of the Severance Agreement that are provided in Section 17 of the Severance Agreement. Executive agrees that he will maintain continuous compliance with the Company’s employee handbook, Code of Business Conduct and Ethics Policy, and any other policies of the Company, to the extent applicable to Executive following the Resignation Date. Executive acknowledges and agrees that payment of his existing salary and insurance benefits between the Resignation Date and the Separation Date as described in Section 1 of this Agreement and the severance benefits in Section 2 of this Agreement is subject to continuous compliance with such restrictive covenants, handbook, and policies.

6.     Waiver and Release of Claims. In order to receive amounts payable under Section 2 hereof, Executive must execute a timely and effective release of claims in the form attached hereto and marked Exhibit A (the "Release of Claims") on or after the Separation Date, and no amounts will be payable under Section 2 hereof until the Release of Claims is effective. The payments in Section 2(a) will commence following the Effective Date (as defined in the Release of Claims) on or as near as practicable to the same date in each month as monthly installments of the annual base salary were made to Executive prior to the Separation Date and the payments in Section 2(d) will be paid to Executive within five (5) business days after the Effective Date. The Release of Claims creates legally binding obligations and the Company therefore advises Executive to consult an attorney before signing it.

7.     No Admission of Wrongdoing. The parties agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

8.     Voluntary Agreement; Tax Advice and Information. Executive further acknowledges that he understands this Agreement, the claims he is releasing under the Release of Claims, the promises and agreements he is making, and the effect of his signing this Agreement. Executive understands the payments to him under this Agreement are in excess of those to which he is legally entitled and agrees that he voluntarily accepts the payments described above as additional consideration for the restrictive covenants, handbook, and policies referenced in Section 5 of this Agreement and other obligations referred to herein and for the purpose of making a full and final compromise, adjustment and settlement of all claims or potential claims against the Releasees (as defined in the Release of Claims) from any action or inaction taking place on or before the Separation Date. Executive acknowledges that neither the Company nor any of its representatives have provided Executive with any tax advice or tax-related representations concerning any payments or benefits (including, without limitation, the Accelerated Vesting) provided for in this Agreement. Further, Executive understands that he should consult Executive’s own independent tax advisors for any such tax advice or information.

9.     Return of Company Property. Executive agrees that, not later than the Resignation Date, he will return to the Company all of its property in Executive’s possession, custody or control, including, without limitation, all Confidential Information (as defined in the Severance Agreement), keys, access cards, credit cards, computer hardware (including but not limited to any hard drives, diskettes, laptop computers and personal data assistants and the contents thereof, as well as any passwords or codes needed to operate any such hardware), cellular telephones, computer software, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information and lists, mailing lists, notes and any other property or information that Executive has or had relating to the Company or its Affiliates (whether those materials are in paper or electronic form), and including, but not limited to, any documents containing, summarizing or describing any Confidential Information. To the extent any personal data is contained on any Company property, including, without limitation, any laptop computers, the Company will return to Executive any personal data the Company is able to retrieve.

10.     Indemnification. The Company hereby agrees that Executive will continue to be entitled to all of his respective statutory rights to indemnification, including, without limitation, indemnification pursuant to the Company's organizational documents, insurance policies, or under applicable law to the same extent Executive would have had the right to be indemnified absent this Agreement and the Release of Claims.

11.     IRC Section 409A. Executive received this Agreement in the current calendar year. If Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”) requires, Executive will get no pay or benefits in this Agreement until the next calendar year (even if you sign it sooner), if the maximum time period to sign it (plus any revocation period) ends in the next calendar year. The payments under this Agreement are intended, and must be interpreted, to comply with Section 409A of the IRC, to the maximum extent possible. Any salary continuation payment in this Agreement is a separate “payment” under Section 409A of the IRC. The Company makes no representation or warranty and shall have no liability to Executive or any other person if the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the IRC, but do not satisfy an exemption from, or the conditions of, Section 409A of the IRC. If for any reason any provision of this Agreement does not accurately reflect its intended establishment of an exemption from or compliance with Section 409A of the IRC, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from or compliance with Section 409A of the IRC and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. Executive is responsible for any tax penalties imposed on Executive, not the Company.

12.     Governing Law. The parties agree that the Agreement will be interpreted and governed by the laws of the state of Arkansas without regard to principles of comity or conflict of law provisions of any jurisdiction.

13.    Modification. The parties hereto agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto.

14.    Entire Agreement. The parties acknowledge that this Agreement and the Severance Agreement (to the extent specifically incorporated herein), constitute the entire agreement between them regarding Executive’s separation, superseding all prior written and oral agreements regarding such topic, including, without limitation, that certain letter agreement between you and the Company dated February 2, 2016; provided, however, that this Agreement will not constitute a waiver by the Company of any right they now have or may now have under any agreement imposing obligations on you with respect to confidentiality, non-competition, non-solicitation of employees, customers, vendors or independent contractors or like obligations. Executive acknowledges and agrees that the termination and notice provisions contained in Section 5 of the Severance Agreement do not apply and are hereby waived.

15.    Invalidity of Provisions/Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

16.   No Reliance; Taxes. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement. Any payments made to Executive under this Agreement will be reduced by the full amount legally required to be withheld for federal, state, or local tax purposes by the Company.

17.     Notices. Any notices to be given hereunder by either party hereto to the other may be effected either by (a) personal delivery in writing, (b) facsimile, or (c) mail, registered or certified, postage prepaid, with return receipt requested.  Mailed or faxed notices will be addressed or faxed to Executive at the address on file at the Company, and to the Company as follows:

USA Truck, Inc.
3200 Industrial Park Road
Van Buren, Arkansas 72956
Attn: Chief Executive Officer
Facsimile: (479) 471-2526

18.     Execution; Binding Effect. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears thereon, and all of which will together constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic format (e.g., “pdf” or “tif”) will be effective as delivery of a manually executed counterpart of this Agreement. This Agreement will be binding upon and inure to the benefit of the Company, its Affiliates, and their successors and assigns and will be binding upon Executive and your heirs and personal representatives.

[Signature Page Follows]

Sincerely,

James D. Reed

President and Chief Executive Officer

USA Truck, Inc.

AGREED AND ACCEPTED effective the 23rd day of March, 2018.

/s/ James A. Craig

James A. Craig

Exhibit A

TO BE EXECUTED ON OR AFTER THE SEPARATION DATE

General Release

In exchange for the payments and benefits described in the agreement to which this release is attached (the “Agreement”), Executive, on his own behalf and on behalf of his heirs, executors, administrators, assigns and successors, does hereby covenant not to sue and acknowledges full and complete satisfaction of and hereby releases, absolves and discharges the Company and its Affiliates and their successors and assigns, parents, subsidiaries and affiliates, past and present, as well as their trustees, directors, officers, agents, attorneys, insurers, stockholders and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, wages, vacation pay, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive now owns or holds or has at any time heretofore owned or held as against said Releasees, or any of them, arising out of or in any way connected with his employment or other relationships with the Company or its Affiliates, or his separation from any such employment or other relationships (collectively, “Released Claims”), including specifically, but without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker’s Benefit Protection Act (“ADEA”), the federal Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, or any other employment related federal, state or local law, regulation or ordinance; provided, however, that the foregoing release will not include or affect (and the following are expressly excluded from any Released Claims): (i) Executive’s rights under the Agreement; (ii) Executive’s rights to file claims for workers’ compensation or unemployment insurance benefits, (iii) Executive’s regular and usual salary accrued prior to the Separation Date, accrued but unused vacation through the Separation Date, COBRA continuation coverage and life insurance conversion rights, if any, and (iv) Executive’s rights to provide information, assist or participate in any investigation, proceedings, or litigation concerning any administrative claim with any government agency under any applicable law that protects such rights, or to file such a claim. This General Release does not (i) limit Executive's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (iii) limit Executive’s right to receive an award for information provided to any Government Agencies.

Executive acknowledges that the non-disparagement and confidentiality provisions contained in the Agreement infringe on Executive’s rights described in the foregoing sentence, and Executive agrees that he is aware of and has consented to such infringement. Furthermore, notwithstanding the foregoing release, Executive will continue to be entitled to all of his respective statutory rights to indemnification, including, without limitation, indemnification pursuant to the Company’s organizational documents, insurance policies or under applicable law to the same extent Executive would have had the right to be indemnified absent this release.

Executive acknowledges that he is waiving and releasing any rights he may have under the ADEA and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as hereinafter defined) of the Agreement. Executive acknowledges that the consideration given for the Agreement is in addition to anything of value to which he was already entitled. Executive further acknowledges that he has been advised by this writing that:

(a)     He should consult with an attorney prior to executing the Agreement;

(b)     He has at least twenty-one (21) days within which to consider the Agreement, but if he wishes to sign the Agreement earlier, he may do so by signing the Acknowledgment and Waiver of the 21-day consideration period in the form attached as Exhibit B to the Agreement;

(c)     He has seven (7) days following his execution of the Agreement to revoke the Agreement;

(d)     This Agreement will not be effective until the eighth day after Executive executes and does not revoke the Agreement (the “Effective Date”); and

(e)     Nothing in the Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law. Any revocation must be in writing and hand delivered to the Company by close of business on or before the seventh day from the date that Executive signs the Agreement. In the event that Executive exercises his right of revocation, neither Executive nor any member of the Company or its Affiliates will have any further rights or obligations under the Agreement.

Executive represents and warrants that he has no present knowledge of any injury, illness or disease to him that is or might be compensable as a workers’ compensation claim or similar claim for workplace injuries, illnesses or diseases.

Terms used herein and not otherwise defined will have the meanings set forth in the Agreement to which this Release was attached.

[Signature page follows]

Intending to be legally bound, I have signed this General Release as of the date written below.

Signature: _____________________________________________

James A. Craig

Date Signed: ___________________________________________

Exhibit B

Acknowledgment and Waiver

I, James A. Craig, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the United States of America, that the foregoing is true and correct.

EXECUTED this ___ day of ________________, ________, at _________________ County, __________.

James A. Craig